EXHIBIT 99.1

Third Quarter 2017 Fixed Income Release

Denver, Colorado November 1, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q3") and nine months ("YTD") ended September 30, 2017 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2017 unaudited condensed consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of November 2017, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of September 30, 2017.

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Virgin Media Reports Preliminary Q3 2017 Results
Delivered 15% Growth in RGU Net Additions to 92,000 in Q3
Cumulative Lightning Build Now Approaching One Million Marketable Premises with 147,000 Additions in Q3

Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering 14.4 million broadband, video and fixed-line telephony services to 5.9 million cable customers and mobile voice and data services to 3.0 million subscribers at September 30, 2017.

Operating highlights Q3 2017:

•	Q3 organic net additions increased 15% year-over-year ("YoY") to 92,000 RGUs[1] driven by new build and a return to growth in Ireland across fixed services, supported by product and service investments

◦	Delivered 57,000 broadband[2] RGU net additions in Q3

▪	64% of our broadband subscriber base now takes speeds of 100+ Mbps, up from 51% a year ago, indicating continued demand for ultrafast broadband

▪	2.3 million or 41% of our broadband subscribers now have our best-in-class WiFi router

◦	Q3 Video RGU net additions increased by 14,000 compared to Q3 2016

▪	17% of our U.K. video base now has our Virgin TV V6 ("V6") set-top box since our December launch; this is expected to accelerate as we proactively roll out this service

▪	Our V6 subscribers have meaningfully higher NPS than customers with legacy boxes and watch more on-demand content using the Netflix app and our Exclusive Box Sets

•
Mobile postpaid net additions of 15,000 in Q3 were offset by the expected attrition of 31,000 lower value prepaid subscribers resulting in a 16,000 net decrease in mobile[3] subscribers; 4G subscriptions now represent over 40% of our postpaid base

◦	Our full-MVNO platform in the U.K. went live in October in preparation for hosting SIMs in Q4

◦	Launched innovative, market-leading offers for iPhone 8 in the U.K. allowing customers to spread the handset cost over 36 months with our Freestyle contracts

◦	In Ireland, a focus on mobile cross-sell to our fixed base has accelerated fixed-mobile convergence[4] penetration to 8% from 3% in the comparative prior-year period

•	B2B5 revenue growth in the U.K. was fueled by SOHO[5] RGU growth; our SOHO RGU base increased by 19,000 in Q3 and nearly doubled YoY, driving a 78% rebased increase in B2B subscription revenue

•	Added a record 147,000 Lightning[6] premises in Q3 taking our cumulative build since launch to 943,000

◦	64% of our 49,000 customer[7] net additions in the quarter were from new build footprint

•
The customer response to our U.K. consumer price rise effective November 1, 2017 has been in-line with expectations. There has been a lower impact on relationship NPS and fewer disconnects than our last consumer price increase in November 2016 with pending customer disconnects in October and November trending lower YoY

◦	Our 12-month rolling customer churn[8] was higher than Q3 2016 at 15.5%

•	TV3 accounted for the highest share of all advertisements viewed on commercial channels in Ireland at over 35% for the YTD period

Financial highlights* Q3 2017:

•	Rebased[9] revenue growth of 1.5% in Q3 was driven primarily by 357,000 residential and SOHO RGU additions over the past 12 months

◦	Q3 monthly cable ARPU[10] is down 0.4% YoY at £49.92 on an FX-neutral[11] basis

◦	We expect improved ARPU to drive better top-line results in the final months of the year and into 2018 following implementation of our U.K. consumer price rise

•	Q3 residential cable revenue increased 2% on a rebased basis reflecting higher subscription revenue driven by RGU growth and higher non-subscription revenue due to an increase in installation revenue

•	Residential mobile revenue decreased 2.5% on a rebased basis in Q3 reflecting lower mobile subscription revenue that was only partially offset by higher revenue from mobile handset sales

◦
Mobile subscription revenue declined 7% on a rebased basis due to £17 million lower revenue from our U.K. subsidised handset base, partially offset by a £7 million revenue increase from our U.K. Freestyle Split-Contract base and a £2 million increase in mobile revenue in Ireland

•	B2B revenue increased 2% on a rebased basis to £186 million in Q3 driven by higher SOHO revenue that was partially offset by lower data and voice non-subscription revenue

•
Q3 operating income decreased by £49 million as an improvement in Segment OCF was more than offset by higher depreciation and amortisation charges, increased impairment, restructuring and other operating items and higher related-party fees and allocations

•	Rebased Segment OCF[12] growth of 4% reflected revenue growth and a reduction in total costs, which include lower marketing and employee costs, offsetting higher network taxes and programming costs

◦	Network taxes in Q3 were £8 million higher YoY following an April 1, 2017 increase in the rateable value of our existing U.K. and Irish networks

•
Property and equipment[13] additions increased to 38% of revenue in Q3 compared with 26% in the corresponding prior-year period, due to higher investment in new build and customer premises equipment as we roll out our V6 set-top box and Hub 3.0 routers, as well as higher baseline expenditures

◦	Cumulative U.K. Lightning build costs[40] since inception are approximately £681 million including an estimated £538 million that relates to the 857,000 premises that we have released for marketing

▪	The cost per released premises in the U.K. is approximately £630[40] since the project commenced through the end of Q3, which includes the impact of rising costs in 2017

◦	Baseline costs in Q3 were elevated YoY due to a new software license agreement with TiVo and higher mechanical and engineering spend to support Project Lightning

•	As of September 30, 2017, our fully-swapped third-party debt borrowing cost[14] was 5.0% and the average tenor of our third-party debt (excluding vendor financing) was approximately 7.5 years

•
Based on our Q3 results, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualised EBITDA (last two quarters annualised) was 3.92x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.89x, each as calculated in accordance with our most restrictive covenants

•
As of September 30, 2017, we had maximum undrawn commitments of £675 million. When our Q3 compliance reporting requirements have been completed and assuming no changes from September 30, borrowing levels, we anticipate that £627 million will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.15

Operating Statistics Summary

	As of and for the three months ended September 30,
	2017	2016
CABLE

Footprint
Homes Passed[16]	14,679,000	13,974,500
Two-way Homes Passed[17]	14,625,500	13,909,600

Subscribers (RGUs)[1]
Basic Video[18]	26,400	28,700
Enhanced Video[19]	4,093,200	4,007,000
Total Video	4,119,600	4,035,700
Internet[2]	5,451,500	5,231,700
Telephony[20]	4,814,000	4,761,000
Total RGUs	14,385,100	14,028,400

Q3 Organic RGU Net Additions (Losses)
Basic Video	(1,100)	(1,100)
Enhanced Video	14,400	900
Total Video	13,300	(200)
Internet	57,100	59,500
Telephony	22,000	21,100
Total organic RGU net additions	92,400	80,400

Fixed-Line Customer Relationships
Customer Relationships[7]	5,873,800	5,707,600
Q3 Organic Customer Relationship net additions	48,700	45,200

RGUs per Customer Relationship	2.45	2.46
Q3 Monthly ARPU per Customer Relationship[10]	£49.92	£49.90
U.K. Q3 Monthly ARPU per Customer Relationship	£49.89	£50.10
Ireland Q3 Monthly ARPU per Customer Relationship	€56.02	€56.00

Customer Bundling
Single-Play	17.3%	16.6%
Double-Play	20.4%	21.1%
Triple-Play	62.3%	62.3%

Fixed-mobile Convergence[4]	18.8%	19.2%

MOBILE

Mobile Subscribers[3]
Postpaid	2,475,200	2,381,900
Prepaid	544,700	660,100
Total Mobile subscribers	3,019,900	3,042,000

Q3 organic Postpaid net additions	14,600	25,700
Q3 organic Prepaid net losses	(30,800)	(16,900)
Total organic Mobile net additions (losses)	(16,200)	8,800

Q3 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	£10.53	£11.26
Including interconnect revenue	£12.04	£12.81

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2017 and 2016.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£860.8	£842.6	1.7%	£2,577.6	£2,505.0	2.2%
Non-subscription	26.5	24.9	6.0%	70.1	60.8	18.6%
Total residential cable revenue	887.3	867.5	1.8%	2,647.7	2,565.8	2.6%
Residential mobile revenue:
Subscription	95.7	102.7	(6.8%)	279.1	310.6	(10.2%)
Non-subscription	54.5	51.3	6.2%	151.7	154.9	(2.1%)
Total residential mobile revenue	150.2	154.0	(2.5%)	430.8	465.5	(7.5%)
Business revenue:
Subscription	15.3	8.5	77.9%	40.7	20.5	94.7%
Non-subscription	170.4	168.5	(2.1%)	514.1	498.6	(0.3%)
Total business revenue	185.7	177.0	1.7%	554.8	519.1	3.5%
Other revenue	12.8	6.0	23.1%	41.2	29.2	(5.7%)
Total revenue	£1,236.0	£1,204.5	1.5%	£3,674.5	£3,579.6	1.3%

Geographic revenue
U.K.	£1,143.2	£1,122.4	1.4%	£3,410.8	£3,343.9	1.5%
Ireland	£92.8	£82.1	2.4%	£263.7	£235.7	(0.9%)

Segment OCF
Segment OCF	£551.2	£530.1	4.1%	£1,629.4	£1,583.7	3.0%

Operating income	£36.6	£85.4		£174.0	£253.5
Share-based compensation expense	3.9	6.6		15.2	20.3
Related-party fees and allocations, net	34.1	21.0		95.0	82.4
Depreciation and amortisation	435.0	409.8		1,295.1	1,207.8
Impairment, restructuring and other operating items, net	41.6	7.3		50.1	19.7
Segment OCF	£551.2	£530.1		£1,629.4	£1,583.7

Segment OCF as a percentage of revenue	44.6%	44.0%		44.3%	44.2%

Operating income as a percentage of revenue	3.0%	7.1%		4.7%	7.1%

The table below highlights the categories of our property and equipment additions13 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	£135.3	£80.7	£378.8	£231.4
New build and upgrade	156.1	89.1	396.2	219.8
Capacity	29.2	31.2	94.9	102.3
Product and enablers	51.1	53.2	160.8	131.6
Baseline	98.5	56.0	208.5	164.0
Property and equipment additions	470.2	310.2	1,239.2	849.1
Assets acquired under capital-related vendor financing arrangements	(306.4)	(150.5)	(825.0)	(387.5)
Assets acquired under capital leases	(5.2)	(8.9)	(7.3)	(14.3)
Changes in liabilities related to capital expenditures (including related party amounts)	(44.2)	(14.2)	8.4	(17.0)
Total capital expenditures[22]	£114.4	£136.6	£415.3	£430.3

Property and equipment additions as a percentage of revenue	38.0%	25.8%	33.7%	23.7%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2017		2017
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan I (LIBOR + 2.75%) due 2025	$3,400.0	2,538.4	2,613.8
Term Loan J (LIBOR + 3.50%) due 2026	£865.0	865.0	865.0
VM Financing Facility	£473.2	473.2	56.9
£675.0 million (equivalent) RCF (LIBOR + 2.75%) due 2021	£—	—	—
Total Senior and Senior Secured Credit Facilities		3,876.6	3,535.7

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	334.4	344.3
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	317.3	326.7
6.00% GBP Senior Secured Notes due 2025[23]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	746.5	768.7
5.50% USD Senior Secured Notes due 2026	$750.0	559.9	576.6
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,873.5	4,931.7

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	88.6	91.2
5.25% USD Senior Notes due 2022	$95.0	70.9	73.0
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	395.7	407.4
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	373.3	384.4
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	405.3	403.6
5.75% USD Senior Notes due 2025	$400.0	298.6	307.5
Total Senior Notes		2,226.5	2,261.2

Vendor financing		1,234.6	801.3
Other debt		374.6	381.8
Capital lease obligations		58.4	59.4
Total third-party debt and capital lease obligations		12,644.2	11,971.1
Premiums, discounts and deferred financing costs, net		(64.4)	(79.0)
Total carrying amount of third-party debt and capital lease obligations		12,579.8	11,892.1
Less: cash and cash equivalents		42.8	36.0
Net carrying amount of third-party debt and capital lease obligations[24]		£12,537.0	£11,856.1

Exchange rate (€ to £)		1.1348	1.1398
Exchange rate ($ to £)		1.3395	1.3008

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Unitymedia Reports Preliminary Q3 2017 Results

Q3 Revenue Increased 5% Year-Over-Year; Customer ARPU Up 4%
RGU Additions Improved Sequentially to 68,000 in Q3
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at September 30, 2017.

Operating highlights Q3 2017:

•	Total Q3 RGU[1] additions improved sequentially to 68,000, but remained below prior-year performance

◦	Delivered Q3 broadband internet[2] additions of 41,000 RGUs (>90% of which also took fixed voice), supported by our reintroduced "high-speed weeks" promotion in September

▪
Backlog levels of broadband/voice subscriber installations remain higher than usual as a result of prioritizing truck rolls to existing video customers related to spectrum optimization process mentioned below

▪	Added ~250,000 Connect Boxes in Q3 to drive enhanced experience; now more than 1.1 million or 33% of our broadband subscribers have our best-in-class WiFi router, including >200,000 swapped boxes YTD

◦	Video attrition remained moderate with 12,000 losses in Q3, below prior-year period

▪	Reallocation of TV channel line-up to optimize network spectrum/capacity in Q3 following our analog switch-off led to high level of truck rolls

▪	MDU performance again contributed positively to our video result

•	Mobile[3] subscribers declined by 7,000 in Q3 to 334,000, in line with recent quarters

•	B2B5 (including SOHO) delivered 42% revenue growth in Q3

◦	SOHO RGUs contributed 27% of total Q3 RGU net additions during the quarter, including migrations from our consumer segment

•	Added 27,000 new marketable homes (including 9,000 upgrades) during Q3 via our GIGAbuild initiative, resulting in 100,000 new marketable homes for broadband YTD
Financial highlights Q3 2017*:

•	Revenue increased 5% in each of the Q3 and YTD periods

◦
Revenue growth in Q3 was primarily driven by (i) higher residential cable subscription revenue as a result of increases in subscribers and higher ARPU per RGU, (ii) higher low-margin handset revenue and (iii) B2B growth, largely in the SOHO segment

◦	As expected, Q3 2017 was adversely impacted by the analog switch-off, as the related loss of analog carriage fees resulted in a reduction of revenue of approximately €7 million in Q3

•	ARPU[10] per customer grew 4% year-over-year in Q3 to €25.09

•	Net earnings were €3 million in Q3 (€26 million YTD), as compared to a loss of €31 million in the prior-year period (loss of €54 million YTD)

◦	The improvement in Q3 was primarily driven by the net effect of (i) lower depreciation and amortization, (ii) higher income tax expense and (iii) higher Adjusted Segment EBITDA

•	Adjusted Segment EBITDA[25] grew 4% in Q3 and 5% YTD

◦
The increase in Q3 was primarily due to the net effect of (i) an increase in revenue, (ii) higher direct costs, primarily due to higher mobile handset sales, partially offset by lower fixed-line telephony interconnect rates and call volumes and (iii) higher indirect costs, mainly driven by higher call center costs

◦	Growth slowed sequentially due to the anticipated loss of analog carriage fees, which reduced Adjusted EBITDA by approximately €7 million in Q3

•	Property, equipment and intangible asset additions[13] during Q3 and the YTD period were 30% of revenue, respectively, as compared to 27% in both 2016 periods

◦	The increase in Q3 was partly driven by higher spend for CPE, partially due to new WiFi Connect boxes and digital set-top boxes related to the Q2 analog switch-off

•	At September 30, 2017, our fully-swapped third-party debt borrowing cost[14] was 4.2%, and the average tenor of our third-party debt (excluding vendor financing) was 7.5 years

•	In October, we launched an €825 million term loan (Term Loan C Facility), as well as an $850 million (€720 million) term loan (Term Loan D Facility), both of which are currently undrawn

•
Based on our results for Q3 2017 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualized EBITDA (last two quarters annualized) was 3.78x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.75x, each as calculated in accordance with our most restrictive covenants

•
At September 30, 2017, we had maximum undrawn commitments of €500 million under our revolving credit facilities. When our September 30, 2017 compliance reporting requirements have been completed and assuming no change from September 30, 2017 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with EU-IFRS26. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP15. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2017	2016

Footprint
Homes Passed[16]	12,956,800	12,878,700
Two-way Homes Passed[17]	12,856,400	12,685,200

Subscribers (RGUs)[1]
Basic Video[18]	4,723,800	4,865,800
Enhanced Video[19]	1,653,900	1,564,300
Total Video	6,377,700	6,430,100

Internet[2]	3,430,800	3,263,500
Telephony[20]	3,204,800	3,047,400
Total RGUs	13,013,300	12,741,000

Q3 Organic RGU Net Additions (Losses)
Basic Video	(32,900)	(36,000)
Enhanced Video	21,100	20,700
Total Video	(11,800)	(15,300)

Internet	41,300	56,000
Telephony	38,600	48,700
Total organic RGU net additions	68,100	89,400

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	25.9%	24.3%
Internet as % of Two-way Homes Passed[28]	26.7%	25.7%
Telephony as % of Two-way Homes Passed[28]	24.9%	24.0%

Fixed-Line Customer Relationships
Customer Relationships[7]	7,176,300	7,157,000
Q3 Organic Customer Relationship net additions	1,300	9,400
RGUs per Customer Relationship	1.81	1.78
Q3 Monthly ARPU per Customer Relationship[10]	€25.09	€24.20

Customer Bundling
Single-Play	53.0%	55.2%
Double-Play	12.7%	11.5%
Triple-Play	34.3%	33.3%

Mobile Subscribers[3]
Total Mobile subscribers	333,600	356,400
Q3 organic Mobile net losses	(6,800)	(2,300)

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2017 and 2016 (in millions, except % amounts):

	Three months ended September 30,			Nine months ended September 30,
	2017	2016	Change	2017	2016	Change

Revenue	€595.7	€567.5	5.0%	€1,775.9	€1,688.6	5.2%

Adjusted Segment EBITDA	€379.9	€366.1	3.8%	€1,121.5	€1,064.8	5.3%

Net earnings (loss)	€3.2	€(30.8)		€26.0	€(53.7)
Net financial and other expense	113.8	112.4		245.3	255.0
Income tax expense (benefit)	16.9	(0.1)		60.2	22.1
Earnings before interest and taxes ("EBIT")	133.9	81.5		331.5	223.4
Depreciation and amortization	190.1	209.5		603.0	627.5
Impairment, restructuring and other operating items, net	(0.3)	9.9		9.9	65.8
Share-based compensation expense	0.9	1.9		5.2	5.7
Related-party fees and allocations, net	55.3	63.3		171.9	142.4
Adjusted Segment EBITDA	€379.9	€366.1		€1,121.5	€1,064.8

Adjusted Segment EBITDA as % of revenue	63.8%	64.5%		63.2%	63.1%

The table below highlights the categories of our property, equipment and intangible asset additions13 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	€37.7	€26.3	€132.5	€83.9
New build and upgrade	49.5	45.2	144.8	132.1
Capacity	18.2	11.8	44.0	50.4
Baseline	29.3	21.3	80.0	69.3
Product and enablers	17.0	23.3	47.5	46.2
Capitalized subscriber acquisition costs	24.2	24.7	74.5	69.9
Property, equipment and intangible asset additions	175.9	152.6	523.3	451.8

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(60.9)	(40.9)	(155.7)	(118.9)
Changes in liabilities related to capital expenditures (including related party amounts)	22.0	(13.5)	11.7	(45.4)
Total capital expenditures[22]	€137.0	€98.2	€379.3	€287.5

Property, equipment and intangible asset additions as % of revenue	29.5%	26.9%	29.5%	26.8%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior RCF (EURIBOR+2.25%) due 2023	€—	—	—
€420 million Senior RCF (EURIBOR+2.75%) due 2023	€—	—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025	$855.0	724.4	210.3
Total Senior Credit Facilities		724.4	210.3

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€—	—	526.5
5.125% EUR Senior Secured Notes due 2023	€364.5	364.5	364.5
5.500% USD Senior Secured Notes due 2023	$900.0	762.5	788.6
5.750% EUR Senior Secured Notes due 2023	€364.5	364.5	364.5
5.625% EUR Senior Secured Notes due 2023	€245.0	245.0	245.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	466.0	481.9
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		4,597.5	5,166.0

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	762.5	788.6
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,462.5	1,488.6

Vendor financing		286.7	250.4
Derivative-related debt instruments		360.7	364.9
Finance lease obligations		6.9	6.5
Accrued third-party interest and deferred financing costs, net		34.7	97.9
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,473.4	7,584.6

Less:
Cash and cash equivalents		1.5	2.8
Net carrying amount of third-party debt and finance lease obligations[24]		€7,471.9	€7,581.8

Exchange rate ($ to €)		1.1803	1.1413

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UPC Holding Reports Preliminary Q3 2017 Results
Continued Strong Financial Performance Across CEE Region in Q3; Rebased Revenue Improvement in Switzerland/Austria
Successful launch of MySports in Switzerland in September
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.8 million customers subscribing to 13.2 million television, internet and fixed-line telephony services as of September 30, 2017. In addition, UPC Holding served 246,000 mobile subscribers at September 30, 2017.

Operating highlights:

•	RGU[1] additions of 59,000 in Q3 were below the prior-year period, mainly due to weaker trends in Poland and our DTH business

◦	Our Swiss/Austrian segment lost 7,000 RGUs in Q3, broadly in line with the prior-year result; late Q2 repositioning of our Connect & Play portfolio in Switzerland positively impacted Swiss results

◦	Our Central and Eastern Europe ("CEE") segment gained 66,000 RGUs, representing a 33% softer performance compared to the prior-year period, primarily related to lower video and fixed telephony results

•	Added 33,000 broadband[2] RGUs in Q3, 8,000 below the prior-year Q3 performance; shipped 230,000 new WiFi Connect boxes during Q3; 34% of UPC's broadband base now have the new router

◦	CEE's 32,000 RGU additions were a function of softer gross additions from new build areas

◦	Increased broadband speeds in our Polish acquisition portfolio, with speeds ranging from 120Mbps to 500Mbps (up from top speed of 250Mbps)

◦	Switzerland/Austria internet RGU base was flat in Q3, as compared to 4,000 additions in the prior-year period due to continued competition in the Swiss market

•	Our Q3 video base declined by 17,000 RGUs, driven by a 21,000 loss in Switzerland/Austria, mainly due to churn in our Swiss operation; Austria successfully finalized their analog TV switch-off

◦	Our Horizon TV subscriber base, including Horizon-Lite[30], increased by 136,000 in Q3 to 27% of our total cable video base, with the strongest additions coming from Poland (63,000)

◦	MySports, a basic channel offering exclusive sports content, and MySports Pro (26,000 subscriptions as of Q3) are resonating with our Swiss customers

•	Gained 27,000 mobile[3] subscribers in Q3, driven by record additions in Switzerland/Austria from a refreshed Swiss offering (including free EU roaming since June) and continued traction in Austria

◦	Signed a new MVNO contract with Play in Poland to allow for future converged product offerings

•	B2B5 (including SOHO) continued to deliver solid results

◦	Switzerland/Austria posted 2,000 SOHO RGUs in Q3 and continued its success in SME

◦	CEE region added 18,000 SOHO RGUs, a 7,000 improvement year-over-year

•	UPC's footprint expanded by approximately 120,000 premises in Q3 across the CEE region (312,000 YTD) and 15,000 premises in Switzerland/Austria in Q3 (38,000 YTD) as part of the new build program

◦
UPC Switzerland began offering its products in ~80,000 homes in Lausanne in August, by selling over third-party fiber lines (not counted as homes passed) on a success-based basis; UPC is targeting more premises by the end of 2018 via such third-party agreements

Financial highlights*:

•	Rebased[9] revenue increased 3% in Q3 and 2% YTD

◦
CEE posted 5% rebased revenue growth in Q3, driven by the net effect of (i) strong growth in our B2B business, (ii) higher cable revenue supported by solid RGU additions over the LTM period and (iii) a small decline in the ARPU per RGU on an FX-neutral basis[11]

◦
Switzerland/Austria's Q3 rebased revenue increased 1%, primarily related to the net effect of (i) lower ARPU per RGU, primarily related to a weaker tier-mix over the last twelve months and competitive pressures, (ii) higher B2B growth and (iii) higher contribution from mobile

•	Q3 blended ARPU[10] per customer was €26.34, down 1% year-over-year on an FX-neutral basis[11]

•
Operating income declined 3% in Q3 to €114 million and 11% on a year-to-date basis to €321 million, as a result of the net impact of Segment OCF changes, as further described below, and higher depreciation and amortization charges. The YTD period was also impacted by higher related party fees and allocations

•	Rebased Segment OCF[12] was close to flat in Q3 and increased 2% YTD, respectively

◦	Switzerland/Austria's rebased Segment OCF declined 3% in Q3, mainly as a result of increased content costs due to the MySports platform that more than offset the revenue growth

◦	CEE delivered 7% rebased Segment OCF growth in Q3, largely due to the aforementioned revenue growth as well as cost efficiencies across the region

•
Q3 segment property and equipment additions[13] were 26% of revenue, up from 25% in the prior-year period. On a YTD basis, segment property and equipment additions were 25% of revenue, as compared to 22% in 2016

◦
These increases were primarily related to higher new build & upgrade spend related to our footprint expansion as well as higher spend for CPE as we continued to roll out our next-generation TV and WiFi platforms. On a YTD basis, the higher product & enablers spend was largely due to a new transponder lease agreement for our DTH business in the CEE region

◦	Switzerland/Austria reported Q3 capital intensity of 22%, while CEE was 32%

•	At September 30, 2017, our fully-swapped third-party debt borrowing cost[14] was 4.9% and the average tenor of our third-party debt (excluding vendor financing) was nearly eight and a half years

•
In October, we issued a new $1,975 million (€1,673 million) 8.25-year term loan (Facility AR) and a €500 million 9-year term loan (Facility AS), as well as new $550 million (€467 million) 10.25 year Senior Notes. The net proceeds have been used to redeem the $2.15 billion (€1.82 billion) Facility AP as well as the €450 million and CHF 350 million (€305.9 million) 6.75% Senior Notes due 2023

•
Based on our results for Q3, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.02x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.12x, each as calculated in accordance with our most restrictive covenants

•
At September 30, 2017, we had maximum undrawn commitments of €990 million. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2017 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP15.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2017	2016

Footprint
Homes Passed[16]	13,868,200	13,216,400
Two-way Homes Passed[17]	13,695,700	13,018,700

Subscribers (RGUs)[1]
Basic Video[18]	1,385,700	1,499,100
Enhanced Video[19]	3,803,600	3,663,300
DTH[29]	803,000	827,700
Total Video	5,992,300	5,990,100

Internet[2]	4,244,300	4,065,700
Telephony[20]	2,980,400	2,794,700
Total RGUs	13,217,000	12,850,500

Q3 Organic RGU Net Additions (Losses)
Basic Video	(35,100)	(33,600)
Enhanced Video	26,200	35,200
DTH	(8,300)	3,000
Total Video	(17,200)	4,600

Internet	32,500	40,600
Telephony	43,200	49,100
Total organic RGU net additions	58,500	94,300

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[27]	73.3%	71.0%
Internet as % of Two-way Homes Passed[28]	31.0%	31.2%
Telephony as % of Two-way Homes Passed[28]	21.8%	21.5%

Fixed-Line Customer Relationships
Customer Relationships[7]	6,756,800	6,724,400
Q3 Organic Customer Relationship net additions	(9,900)	(2,300)
RGUs per Customer Relationship	1.96	1.91
Q3 Monthly ARPU per Customer Relationship[10]	€26.34	€26.96

Customer Bundling
Single-Play	41.4%	44.3%
Double-Play	21.5%	20.4%
Triple-Play	37.1%	35.3%

Mobile Subscribers[3]
Total Mobile subscribers	246,400	156,900
Q3 organic Mobile net additions	27,400	26,600

Q3 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	€18.15	€19.86
Including interconnect revenue	€20.38	€23.10

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2017 and 2016:

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Switzerland/Austria	€388.2	€393.6	1.1%	€1,181.4	€1,182.2	(0.5)%
Central and Eastern Europe	260.8	245.9	4.9%	777.7	729.6	5.5%
Total	€649.0	€639.5	2.6%	€1,959.1	€1,911.8	1.8%

Segment OCF
Switzerland/Austria	€231.8	€245.0	(2.8)%	€713.9	€712.3	(0.3)%
Central and Eastern Europe	117.2	108.0	6.8%	333.1	309.9	6.0%
Other	(0.3)	(0.4)	N.M.	(1.0)	(1.1)	N.M.
Total Segment OCF	€348.7	€352.6	0.3%	€1,046.0	€1,021.1	1.7%

Operating income	€113.8	€117.1		€321.3	€359.3
Share-based compensation expense	1.2	3.7		6.6	10.7
Related-party fees and allocations, net	90.6	93.6		286.8	238.8
Depreciation and amortization	141.9	137.3		428.3	408.5
Impairment, restructuring and other operating items, net	1.2	0.9		3.0	3.8
Total Segment OCF	€348.7	€352.6		€1,046.0	€1,021.1

Segment OCF as percentage of revenue	53.7%	55.1%		53.4%	53.4%

Operating income as a percentage of revenue	17.5%	18.3%		16.4%	18.8%

N.M. - not meaningful

The following table provides details of our property and equipment additions13 and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	€50.4	€45.5	€183.2	€166.7
New build and upgrade	45.8	41.1	115.7	94.2
Capacity	21.5	23.1	46.0	58.3
Baseline	35.3	30.1	98.8	86.1
Product and enablers	9.9	11.9	60.6	25.2
Property and equipment additions	162.9	151.7	504.3	430.5
Assets acquired under capital-related vendor financing arrangements	(112.2)	(147.6)	(533.5)	(471.9)
Assets contributed by parent company[31]	(1.5)	(5.6)	(14.6)	(12.6)
Assets acquired under capital leases	(5.2)	(2.1)	(57.0)	(4.8)
Changes in current liabilities related to capital expenditures (including related party amounts)	(13.5)	36.1	208.8	190.4
Total capital expenditures[22]	€30.5	€32.5	€108.0	€131.6

Regional Property and Equipment Additions
Switzerland/Austria	€85.6	€87.0	€223.4	€215.8
Central and Eastern Europe	84.6	70.9	268.1	198.2
Total segment property and equipment additions	170.2	157.9	491.5	414.0
Other[32]	(7.3)	(6.2)	12.8	16.5
Total	€162.9	€151.7	€504.3	€430.5

Segment property and equipment additions as a percentage of revenue[32]	26.2%	24.7%	25.1%	21.7%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	966.0	998.7
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AP (LIBOR + 2.75%) USD due 2025	$2,150.0	1,821.6	1,883.9
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,166.0)	(2,198.7)
Total Senior Credit Facilities		1,821.6	1,883.9

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	966.0	998.7
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		2,166.0	2,198.7

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	—	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	305.9	319.8
3.875% EUR Senior Notes due 2029	€635.0	635.0	635.0
Total Senior Notes		1,390.9	2,004.8

Vendor financing		802.5	827.7
Capital lease obligations		81.2	79.8
Total third-party debt and capital lease obligations		6,262.2	6,994.9
Discounts and deferred financing costs		(36.5)	(44.1)
Total carrying amount of third-party debt and capital lease obligations		6,225.7	6,950.8
Less: cash and cash equivalents		17.1	19.2
Less: cash collateral held in escrow *		—	600.0
Net carrying amount of third-party debt and capital lease obligations[24]		€6,208.6	€6,331.6

Exchange rate ($ to €)		1.1803	1.1413
Exchange rate (CHF to €)		1.1440	1.0946

* In June, we issued €635 million of 3.875% EUR Senior Notes due 2029. The net proceeds, which were held in escrow (restricted cash) at June 30, were released on July 7 to redeem our 6.375% EUR Senior Notes due 2022.

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Cable & Wireless Reports Preliminary Q3 2017 Results

Return to RGU Growth with 20,000 Adds; Rebased Revenue Growth +1%
165,000 New Build / Upgrades YTD & Hurricane Recovery Underway
Cable & Wireless Communications Limited ("C&W") is a leading telecommunications operator in its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.5 million mobile, 0.4 million television, 0.6 million internet and 0.6 million fixed-line telephony subscribers41. In addition, C&W delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Liberty Global's Acquisition of C&W
On May 16, 2016, a subsidiary of Liberty Global acquired C&W (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA25 and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 25 and 33, respectively. A reconciliation of net earnings (loss) to Adjusted Segment EBITDA is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions13 section below. In addition, effective for the 2016 fiscal year, C&W changed its fiscal year end from March 31 to December 31 to conform with Liberty Global.

Operating highlights:

•	RGU[1] additions of 20,000 in Q3 took YTD additions to 15,000

◦	Broadband[2] RGU additions of 10,000 in Q3, compared to a decline in Q2

▪	Network upgrades and improved product offering led to gains of 4,000 and 6,000 in Panama and Jamaica, respectively

▪	23,000 next-generation WiFi "Connect Boxes" across our broadband subscriber base at the end of Q3 2017; significantly enhancing the quality of the in-home broadband experience

◦	Video decline of 4,000 RGUs in Q3, in-line with Q2 losses

▪
New bundles were introduced in Trinidad; however, the underlying headwinds from over-the-top services continued, resulting in video attrition of 3,000. In Panama, our cable video gains were offset by DTH losses

◦	Fixed voice additions of 14,000 in Q3, compared to a 9,000 decline in Q2

▪	Bundles driving demand in Jamaica, Trinidad and Panama

•	Mobile subscribers[3] declined by 43,000 in Q3

◦
Subscribers in Panama fell by 22,000 as we repositioned our offers to focus on higher ARPU customers. New competition in the Bahamas continued to impact our business and drove a 19,000 reduction in mobile subscribers

•	New build and upgrade initiatives delivered approximately 85,000 premises in Q3, bringing the YTD total to approximately 165,000 new or upgraded homes
Financial highlights33:

•	On a rebased basis[33], revenue was up 1% in Q3 to $580 million, as compared to the prior-year period

◦	Revenue grew across all regional segments other than the Bahamas

◦
By product, revenue growth was driven by (i) wholesale revenue growth from new contracts, increasing demand for bandwidth and a non-recurring credit provided to a customer in the prior-year period, (ii) internet revenue growth reflecting increased penetration of high-speed services, (iii) an increase in managed services as Jamaica recorded higher project-related and recurring revenue in the quarter and (iv) video revenue growth

◦
This growth was partly offset by (i) a decline in mobile revenue as the negative impact of increased competition in the Bahamas was greater than continued growth in Jamaica and (ii) a decline in fixed voice services

◦	The impact of Hurricanes Irma and Maria led to an estimated $3 million reduction in revenue during Q3

•	Net loss was $193 million in Q3, as compared to a net loss of $18 million in the prior-year period

◦
The increase in our net loss represents the net impact of (i) losses on debt extinguishment, (ii) higher realized and unrealized losses on derivative instruments, (iii) an increase in depreciation and amortization expense, (iv) higher foreign currency transaction losses, (v) a decrease in income tax expense, (vi) impairment charges recorded in connection with the impact of Hurricanes Irma and Maria and (vii) higher Adjusted Segment EBITDA, as described below

•	Adjusted Segment EBITDA was up 5% to $221 million on a rebased basis in Q3, as compared to the prior-year period

◦
Rebased growth was driven by (i) lower marketing costs as the prior-year period had higher sponsorship activities associated with the Summer Olympic Games, (ii) reductions in other costs, including integration, consultancy and travel costs, and (iii) an increased gross margin contribution from our wholesale business. These factors were partially offset by (i) a $9 million reduction in Adjusted Segment EBITDA caused by Hurricanes Irma and Maria and (ii) higher content costs, primarily related to the Premier League rights

◦	Our portion of Adjusted Segment EBITDA, after deducting the non-controlling interests' share, ("Proportionate Adjusted Segment EBITDA")[35] was $172 million in Q3 and $499 million YTD

•	Property, equipment and intangible asset additions represented 21% of revenue in Q3 versus 17% in the prior-year period

◦	The majority of our spend in Q3 related to CPE and network expansion activity, as we accelerated our roll-out with a total of approximately 85,000 two-way homes newly passed or upgraded

◦	We maintain our full-year 2017 expectation that property, equipment and intangible asset additions as a percentage of revenue will be within a range of 18% to 20%

•
At September 30, 2017, our Total Net Debt[35] was $3.6 billion, our Proportionate Net Debt[35] was $3.5 billion, our fully-swapped third-party debt borrowing cost[14] was 6.3%, and the average tenor of our third-party obligations (excluding vendor financing) was just under 7 years

•
Based on Q3 results, our Consolidated Net Leverage Ratio[36] was 4.11x. At September 30, 2017, we had maximum undrawn commitments of $697 million, including $122 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from September 30, 2017 borrowing levels, we anticipate that the full amount of our unused commitments availability under our revolving credit facilities (including regional facilities) will be available to be drawn

•
On September 1, 2017, Cable and Wireless (West Indies) Limited (“CWWI”) completed an amalgamation transaction taking its ownership interest in Cable & Wireless (Barbados) Limited to 100% from 81.1%. The aggregate consideration for this transaction was BBD$77 million ($38 million on the transaction date)

•
During Q3, commitments under the C&W Term Loan B-3 Facility were increased by $700 million and $700 million of new Senior Notes due 2027 were issued, bearing interest of 6.875%. Net proceeds of these offerings were used to fully redeem the $1.25 billion 7.375% Columbus Notes due 2021

Update on Impacts of Hurricanes Irma and Maria:

•	In September 2017, Hurricanes Irma and Maria impacted a number of our markets in the Caribbean

•
Portions of C&W's mobile and fixed networks were significantly damaged as a result of the hurricanes, most notably in the British Virgin Islands and Dominica. In addition, impacted markets are dealing with extensive damage to homes, businesses and essential infrastructure. In these collective areas, our mobile services are largely restored, however significant portions of the fixed networks are not currently operational

•
We are committed to helping people across the Caribbean region recover and rebuild. To that end we launched the Cable & Wireless Charitable Foundation which will distribute funds to assist victims of the hurricanes. We have also provided credits to mobile customers in impacted C&W markets

•
We currently estimate that more than $50 million of property and equipment additions would be required to restore 100% of the damaged networks in the impacted C&W markets, and that the effects of the hurricanes will negatively impact C&W’s revenue and Adjusted Segment EBITDA by between $15 million and $25 million during Q4 2017. Although these negative impacts will decline as the networks are restored and customers are reconnected, we expect that the adverse impacts of the hurricanes on CWC’s revenue and Adjusted Segment EBITDA may continue throughout 2018 and beyond. These estimates are preliminary and are subject to change

•
We are part of an integrated group property and business interruption insurance program covering all impacted markets up to a limit of $75 million per occurrence, which is generally subject to approximately $15 million per occurrence of self-insurance

◦
This policy is subject to the normal terms and conditions applicable to this type of insurance. We expect that the insurance recovery will only cover a portion of the incurred losses of each of our impacted businesses

◦	We have not recognized any potential insurance proceeds related to the hurricane losses, and we do not currently expect to receive any significant reimbursements in 2017

*
The financial figures contained in this release are prepared in accordance with IASB-IFRS[37]. C&W's financial condition and results of operations are included in Liberty Global’s consolidated financial statements under U.S. GAAP[15]. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary*

As of and for the three months ended September 30,
2017
Footprint
Homes Passed[16]	1,895,300
Two-way Homes Passed[17]	1,840,600

Subscribers (RGUs)[1]
Basic Video[18]	11,300
Enhanced Video[19]	341,300
DTH[29]	34,000
Total Video	386,600

Internet[2]	594,000
Telephony[20]	610,200
Total RGUs	1,590,800

Q3 Organic RGU Net Additions (Losses)
Basic Video	—
Enhanced Video	(1,600)
DTH	(2,200)
Total Video	(3,800)
Internet	10,000
Telephony	14,000
Total organic RGU net additions	20,200

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[27]	96.8%
Internet as % of Two-way Homes Passed[28]	32.3%
Telephony as % of Two-way Homes Passed[28]	33.2%

Fixed-Line Customer Relationships
Customer Relationships[7]	947,700
Q3 Organic Customer Relationship net losses	(18,300)
RGUs per Customer Relationship	1.68
Q3 Monthly ARPU per Customer Relationship[10]	$42.12

Customer Bundling
Single-Play	48.8%
Double-Play	34.6%
Triple-Play	16.6%

Mobile Subscribers[3]
Postpaid	294,600
Prepaid	3,163,800
Total Mobile subscribers	3,458,400

Q3 Postpaid net losses	(7,100)
Q3 Prepaid net losses	(35,800)
Total organic Mobile net losses	(42,900)

Q3 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	$15.52
Including interconnect revenue	$16.73

*
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. SOHO subscribers have not been included in C&W’s RGU counts pending further verification. During the twelve months ended September 30, 2017, Liberty Global's review of C&W's subscriber counting policies has resulted in a total reduction of 201,600 Customer Relationships, 261,900 RGUs, largely consisting of inactive and low-ARPU customers. The review of C&W’s subscribers is ongoing and further adjustments are possible. For certain C&W markets that were significantly impacted by Hurricanes Irma and Maria, the net additions (losses) reflected in this section include Q3 activity through August 31, 2017. For additional information, see note 41 to the subscriber tables at the end of this release.

Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2017 and 2016.

	Three months ended September 30,		Rebased change*	Nine months ended September 30,		Rebased change*
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Caribbean	$268.1	$265.3	1.7%	$802.0	$808.3	0.9%
Panama	155.0	154.1	0.6%	462.8	477.4	(3.1%)
Networks and LatAm	89.1	71.7	11.5%	258.4	210.2	12.2%
BTC	62.8	72.2	(13.0%)	201.0	233.8	(14.0%)
Seychelles	15.2	14.9	4.8%	45.7	44.0	5.6%
	590.2	578.2	1.0%	1,769.9	1,773.7	(0.6%)
Corporate and intersegment eliminations	(10.4)	(10.6)	(15.0%)	(29.9)	(25.0)	4.6%
Total revenue	$579.8	$567.6	1.4%	$1,740.0	$1,748.7	(0.6%)

Adjusted Segment EBITDA	$221.4	$210.0	4.7%	$643.5	$694.7	(5.0%)

Adjusted Segment EBITDA as a percentage of revenue	38.2%	37.0%		37.0%	39.7%

Property, equipment and intangible asset additions[13]	$119.4	$95.7		$280.6	$349.8

Property, equipment and intangible asset additions as a percentage of revenue	20.6%	16.9%		16.1%	20.0%
_______________

*
The rebased change compares revenue and Adjusted Segment EBITDA for the three and nine months ended September 30, 2017 to the corresponding periods in the prior year and includes adjustments to neutralize FX, the impact of the Carve-out Entities and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 33.

The following table reflects C&W's revenue for the three and nine months ended September 30, 2017 and 2016 by product:

	Three months ended September 30,		Percentage of total	Rebased change *	Nine months ended September 30,		Percentage of total	Rebased change *
	2017	2016			2017	2016
	in millions, except % amounts
Product **:
Mobile	$220.6	$227.4	38.0%	(2.7%)	$657.8	$686.9	37.8%	(3.8%)
Managed services	95.8	91.4	16.5%	2.8%	287.7	279.5	16.5%	2.0%
Fixed voice	87.1	89.2	15.0%	(2.0%)	265.2	277.6	15.2%	(3.6%)
Internet	71.6	69.8	12.3%	3.3%	216.0	215.5	12.4%	1.7%
Wholesale	58.6	43.9	10.1%	21.1%	176.2	147.7	10.1%	10.7%
Video	46.1	45.9	8.1%	1.4%	137.1	141.5	8.0%	(1.2%)
Total	$579.8	$567.6	100.0%	1.4%	$1,740.0	$1,748.7	100.0%	(0.6%)

_______________

*
The rebased change compares revenue for the three and nine months ended September 30, 2017 to the corresponding periods in the prior year and includes adjustments to neutralize FX, the impact of the Carve-out Entities and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 33.

**	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.
The following table reflects a reconciliation of our preliminary unaudited net earnings (loss) to Adjusted Segment EBITDA for the three and nine months ended September 30, 2017 and 2016.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	in millions, except % amounts

Net earnings (loss)	$(192.8)	$(18.4)	$(214.7)	$52.2
Interest expense	66.8	64.0	195.4	199.6
Realized and unrealized losses (gains) on derivative instruments, net	53.5	(6.9)	10.3	28.4
Foreign currency transaction losses (gains), net	15.9	(1.8)	29.4	(25.3)
Losses on debt extinguishment	95.8	—	124.0	41.8
Interest income	(2.0)	(4.1)	(7.2)	(12.1)
Other expense (income)	0.2	(2.0)	(2.3)	(1.1)
Income tax expense	9.6	26.3	23.7	55.2
Operating income	47.0	57.1	158.6	338.7
Depreciation and amortization	140.6	121.3	426.5	373.5
Impairment charges (recovery), net *	11.7	—	13.7	(71.0)
Direct acquisition costs	0.1	1.0	3.4	54.7
Legal provision releases **	—	—	—	(23.5)
Other operating expense (income), net **	19.9	27.9	35.1	(11.4)
Share-based compensation expense	2.1	2.7	6.2	33.7
Adjusted Segment EBITDA	$221.4	$210.0	$643.5	$694.7
_______________

*
Based on our preliminary assessments of the impacts of Hurricanes Irma and Maria in Q3 2017, we recorded impairment charges of $11.7 million related to property and equipment, in aggregate, across our impacted markets, including the British Virgin Islands, Dominica, the Bahamas, Anguilla and Turks and Caicos.

The impairment recovery in the nine-month period ended September 30, 2016 relates to certain assets in the legacy Columbus markets that overlapped with existing C&W markets, which were impaired in 2015. During the three-months ended March 31, 2016, the timing of the customer migration plan to C&W's fiber networks was reassessed and extended. Accordingly, the discounted cash flow analysis associated with the 2015 impairment charge was revised to account for a change in the expected useful lives of the underlying assets, which resulted in a $74.3 million impairment recovery in 2016.

**
In connection with Liberty Global’s review of our accounting policies and estimates following the Liberty Global Transaction, certain accruals that were originally recorded in prior periods have been released. In this respect, for nine month periods ended September 30, 2016, (i) Legal provision releases include the release of litigation accruals aggregating $23.5 million and (ii) Other operating expense (income), net, includes the release of restructuring accruals aggregating $30.2 million.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of C&W's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	September 30,		June 30,
	2017		2017
	Borrowing currency	$ equivalent
Senior Credit Facility
Term Loan B-3 Facility due 2025 (LIBOR + 3.50%)	$1,825.0	1,825.0	1,125.0
C&W Financing Loan due 2027	$700.0	700.0	—
$625.0 million USD Revolving Credit Facility (LIBOR +3.25%) due 2023		50.0	—
Elimination of C&W Financing Loan in consolidation		(700.0)	—
Total Senior Credit Facility		1,875.0	1,125.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	196.5	190.8
7.375% USD Unsecured Notes due 2021	$1,250.0	—	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
6.875% USD Unsecured Notes due 2027	$700.0	700.0	—
Total Senior Notes		1,646.5	2,190.8

Other Regional Debt*		376.1	393.3
Vendor financing		20.0	20.0
Finance lease obligations		13.8	15.1
Total third-party debt and finance lease obligations		3,931.4	3,744.2
Discounts and deferred financing costs, net		(40.0)	(45.9)
Total carrying amount of third-party debt and finance lease obligations		3,891.4	3,698.3
Less: cash and cash equivalents		285.6	325.1
Net carrying amount of third-party debt and finance lease obligations[24]		$3,605.8	$3,373.2

Exchange rate (£ to $)		0.7466	0.7688
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

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VTR Reports Preliminary Q3 2017 Results

Solid Q3 Additions with 19,000 Fixed & 13,000 Mobile subscribers
Robust Q3 Financial Results Including 6% Revenue Growth

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.4 million customers at September 30, 2017.

Operating highlights:

•	Delivered 20,000 customer[7] additions in Q3, a 41% increase compared to the prior-year period driven by our compelling bundles and network expansion

•	Added 19,000 RGUs[1] in Q3, up 44% YoY, taking total additions over the past twelve months to 89,000

◦	Broadband[2] RGU additions of 21,000 in Q3

▪	Over 370,000 next-generation WiFi "Connect Boxes" deployed at end of Q3 2017; representing over 30% of our broadband subscriber base

▪	Launched next-generation WiFi boosters in September, further extending our broadband speed leadership

◦	Gained 4,000 video RGUs during Q3, in-line with the prior-year period, including 7,000 additions to enhanced video RGUs driven by migration from our basic video services

▪
Best-in-class HD channel offering and cutting-edge video-on-demand ("VoD") user interface continue resonating with customers, with VoD penetration doubling to 30% at the end of Q3, as compared to the prior-year period

◦	The fixed telephony attrition of 6,000 RGUs in Q3 represented an improvement year-over-year, but we expect this area to remain challenging

•	Our mobile[3] subscriber base surpassed the 200,000 milestone as of the end of Q3

◦	13,000 postpaid mobile customers added in Q3, as we continue to focus on increasing penetration of existing fixed customer base

•	B2B5 effort continues to progress with a strong focus on the SOHO[5] segment, where we offer superior broadband speeds and quality of service

◦	52,000 SOHO RGUs at the end of Q3, 15% growth from the end of Q2 2017

◦	Over 90% of new customers in Q3 took a high-speed broadband product of at least 120 Mbps

•	New build and upgrade initiatives delivered 50,000 premises in Q3, bringing the YTD total to over 150,000 new or upgraded homes

Financial highlights*:

•	Revenue for Q3 increased 6% to CLP 155.5 billion, as compared to the prior-year period

◦
The increase was driven by (i) higher residential cable subscription revenue, mainly from higher ARPU[10] per RGU and an increase in the average number of subscribers, (ii) higher B2B subscription revenue, from growth in the SOHO segment and (iii) higher mobile subscription revenue, driven by subscriber growth

•	ARPU per customer relationship was flat year-over-year in Q3 at CLP 33,630

•	Operating income increased 23% to CLP 40 billion in Q3, as compared to the prior-year period

◦	Primarily driven by the impact of increased Segment OCF, as described below

•	Q3 Segment OCF[12] growth of 9% to CLP 63 billion

◦	The increase was driven by the aforementioned revenue growth and continued cost focus

•	Property and equipment additions[13] of CLP 35 billion in Q3

◦	P&E additions during Q3 were 22% of revenue as compared to 21% in the prior-year period

◦	The increase in spend related to Product and Enablers in Q3 was driven by new product development

•	As of September 30, 2017, our fully-swapped third-party debt borrowing cost[14] was 6.4% and the average tenor of third-party debt (excluding vendor financing) was just over six years

•
Based on our results for Q3 2017, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio[38] was 3.51x, calculated in accordance with the indenture governing the senior secured notes

•
At September 30, 2017, we had maximum undrawn commitments of $160 million (CLP 102 billion) and CLP 44 billion. When our Q3 compliance reporting requirements have been completed and assuming no changes from September 30, 2017 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP15.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2017	2016

Footprint
Homes Passed[16]	3,360,700	3,198,400
Two-way Homes Passed[17]	2,868,100	2,689,300

Subscribers (RGUs)[1]
Basic Video[18]	69,900	82,400
Enhanced Video[19]	998,800	962,400
Total Video	1,068,700	1,044,800

Internet[2]	1,164,500	1,076,800
Telephony[20]	640,500	663,600
Total RGUs	2,873,700	2,785,200

Q3 Organic RGU Net Additions (Losses)
Basic Video	(3,100)	(5,000)
Enhanced Video	6,700	9,100
Total Video	3,600	4,100

Internet	21,100	20,600
Telephony	(5,700)	(11,500)
Total organic RGU net additions	19,000	13,200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[27]	93.5%	92.1%
Internet as % of Two-way Homes Passed[28]	40.6%	40.0%
Telephony as % of Two-way Homes Passed[28]	22.3%	24.7%

Fixed-Line Customer Relationships
Customer Relationships[7]	1,395,300	1,317,800
Q3 Organic Customer Relationship net additions	19,800	14,000
RGUs per Customer Relationship	2.06	2.11
Q3 Monthly ARPU per Customer Relationship[10]	CLP 33,630	CLP 33,670

Customer Bundling
Single-Play	32.5%	31.2%
Double-Play	29.1%	26.3%
Triple-Play	38.4%	42.5%

Mobile Subscribers[3]
Postpaid	199,300	144,300
Prepaid	6,900	8,500
Total Mobile subscribers	206,200	152,800

Q3 Postpaid net additions	13,400	14,200
Q3 Prepaid net losses	(200)	(400)
Total organic Mobile net additions	13,200	13,800

Q3 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	CLP 15,760	CLP 16,418
Including interconnect revenue	CLP 16,747	CLP 17,791

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2017 and 2016.

	Three months ended September 30,			Nine months ended September 30,
	2017	2016	Change	2017	2016	Change
	CLP in billions, except % amounts
Revenue	155.5	146.5	6.1%	459.1	429.3	6.9%

Segment OCF	62.9	57.5	9.4%	184.1	166.4	10.6%

Operating income	40.0	32.6		113.8	84.6
Share-based compensation expense	0.4	0.9		1.6	2.1
Related-party fees and allocations	2.1	0.8		7.1	8.0
Depreciation and amortization	18.4	19.4		55.9	62.0
Impairment, restructuring and other operating items, net	2.0	3.8		5.7	9.7
Segment OCF	62.9	57.5		184.1	166.4

Segment OCF as a percentage of revenue	40.5%	39.2%		40.1%	38.8%

Operating income as a percentage of revenue	25.7%	22.3%		24.8%	19.7%

The table below highlights the categories of our property and equipment additions13 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	CLP in billions, except % amounts

Customer premises equipment	15.1	16.8	54.1	51.3
New build and upgrade	6.0	4.7	17.1	15.9
Capacity	3.1	2.7	10.0	13.5
Baseline	4.2	3.7	11.8	15.9
Product and enablers	6.2	2.2	9.8	8.9
Property and equipment additions	34.6	30.1	102.8	105.5

Assets acquired under capital-related vendor financing arrangements	(8.2)	(11.1)	(30.8)	(22.7)
Assets acquired under capital leases	—	(0.3)	(0.2)	(0.4)
Changes in liabilities related to capital expenditures	1.0	6.9	(13.9)	(15.4)
Total capital expenditures[22]	27.4	25.6	57.9	67.0

Property and equipment additions as % of revenue	22.3%	20.5%	22.4%	24.6%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

September 30,			June 30,
2017			2017
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	894.1	929.4
$160.0 million VTR USD Revolving Credit Facility due 2020		—	—
CLP 44.0 billion VTR CLP Revolving Credit Facility due 2019		—	—
Vendor Financing		55.7	48.5
Capital lease obligations		0.5	0.6
Total third-party debt and capital lease obligations		950.3	978.5
Deferred financing costs		(14.5)	(15.6)
Total carrying amount of third-party debt and capital lease obligations		935.8	962.9
Less: cash and cash equivalents		101.4	109.7
Net carrying amount of third-party debt and capital lease obligations[24]		834.4	853.2

Exchange rate (CLP to $)		638.7	663.9

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; statements regarding the impact of Hurricanes Irma and Maria on our operations in the Caribbean, our plans regarding the markets impacted by the hurricanes, the time it will take to restore services in the markets impacted by the hurricanes and the amount and timing of insurance proceeds; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including product and equipment enhancements, propositions and upgrades; plans and expectations relating to new build and network upgrade activities (including Project Lightning in the U.K.); the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our over 24 million customers who subscribe to over 50 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 40 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2017
					Video
	Homes Passed(16)	Two-way Homes Passed(17)	Fixed-Line Customer Relationships(7)	Total RGUs(1)	Basic Video Subscribers(18)	Enhanced Video Subscribers(19)	DTH Subscribers(29)	Total Video	Internet Subscribers(2)	Telephony Subscribers(20)	Total Mobile Subscribers

Operating Data
Switzerland[39]	2,268,600	2,268,600	1,260,200	2,510,000	542,500	679,800	—	1,222,300	754,800	532,900	105,000
Austria	1,404,300	1,404,300	654,000	1,430,500	95,200	372,600	—	467,800	512,500	450,200	55,700
Poland	3,262,700	3,203,900	1,426,400	2,958,300	192,300	1,016,500	—	1,208,800	1,123,000	626,500	4,300
Romania	3,051,500	3,008,100	1,321,900	2,370,600	263,800	663,400	355,100	1,282,300	568,700	519,600	—
Hungary	1,764,400	1,746,900	1,109,200	2,234,100	100,600	577,000	269,900	947,500	664,900	621,700	81,400
Czech Republic	1,515,900	1,482,700	715,900	1,268,300	165,600	355,700	102,200	623,500	492,100	152,700	—
Slovakia	600,800	581,200	269,200	445,200	25,700	138,600	75,800	240,100	128,300	76,800	—
Total UPC Holding	13,868,200	13,695,700	6,756,800	13,217,000	1,385,700	3,803,600	803,000	5,992,300	4,244,300	2,980,400	246,400

United Kingdom	13,798,600	13,786,800	5,418,200	13,358,200	—	3,822,300	—	3,822,300	5,080,100	4,455,800	2,975,500
Ireland	880,400	838,700	455,600	1,026,900	26,400	270,900	—	297,300	371,400	358,200	44,400
Total Virgin Media	14,679,000	14,625,500	5,873,800	14,385,100	26,400	4,093,200	—	4,119,600	5,451,500	4,814,000	3,019,900

Panama	535,100	510,200	186,600	311,800	—	45,600	34,000	79,600	105,100	127,100	1,743,200
Jamaica	433,500	423,500	262,500	457,500	—	97,200	—	97,200	153,700	206,600	930,500
Trinidad	315,100	315,100	157,200	278,100	—	108,300	—	108,300	123,400	46,400	—
Barbados	123,700	123,700	85,000	152,100	—	16,800	—	16,800	60,800	74,500	124,300
Bahamas	128,900	128,900	49,500	81,600	—	5,900	—	5,900	26,200	49,500	266,100
Other[41]	359,000	339,200	206,900	309,700	11,300	67,500	—	78,800	124,800	106,100	394,300
Total C&W	1,895,300	1,840,600	947,700	1,590,800	11,300	341,300	34,000	386,600	594,000	610,200	3,458,400

Q3 Organic Variance
Switzerland	12,700	12,700	(17,200)	(15,500)	(18,400)	2,100	—	(16,300)	(3,700)	4,500	12,500
Austria	5,300	5,300	1,600	8,200	(4,400)	100	—	(4,300)	4,000	8,500	8,500
Poland	38,600	39,900	(2,800)	800	(5,900)	2,600	—	(3,300)	5,500	(1,400)	(300)
Romania	46,700	47,300	11,100	34,100	(4,000)	8,500	3,000	7,500	10,200	16,400	—
Hungary	13,900	13,900	(3,200)	20,500	(8,900)	12,300	(8,000)	(4,600)	9,500	15,600	6,700
Czech Republic	17,200	17,300	300	9,300	6,100	400	(2,900)	3,600	5,700	—	—
Slovakia	4,700	4,700	300	1,100	400	200	(400)	200	1,300	(400)	—
Total UPC Holding	139,100	141,100	(9,900)	58,500	(35,100)	26,200	(8,300)	(17,200)	32,500	43,200	27,400

United Kingdom	123,000	123,300	45,200	83,000	—	12,500	—	12,500	51,800	18,700	(20,100)
Ireland	14,500	16,000	3,500	9,400	(1,100)	1,900	—	800	5,300	3,300	3,900
Total Virgin Media	137,500	139,300	48,700	92,400	(1,100)	14,400	—	13,300	57,100	22,000	(16,200)

Panama	6,700	38,100	(1,000)	4,600	—	400	(2,200)	(1,800)	3,800	2,600	(22,100)
Jamaica	7,000	7,000	1,300	17,900	—	2,000	—	2,000	5,500	10,400	(3,400)
Trinidad	2,200	2,200	(3,900)	5,100	—	(3,300)	—	(3,300)	—	8,400	—
Barbados	600	600	(12,400)	(4,800)	—	(600)	—	(600)	(1,100)	(3,100)	(1,300)
Bahamas	—	—	(2,500)	(3,100)	—	400	—	400	(1,000)	(2,500)	(19,100)
Other[41]	2,700	2,700	200	500	—	(500)	—	(500)	2,800	(1,800)	3,000
Total C&W	19,200	50,600	(18,300)	20,200	—	(1,600)	(2,200)	(3,800)	10,000	14,000	(42,900)

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2017

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers[3]

Switzerland[39]	—	105,000	105,000
Austria	—	55,700	55,700
Poland	—	4,300	4,300
Romania	—	—	—
Hungary	—	81,400	81,400
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	246,400	246,400

United Kingdom	544,700	2,430,800	2,975,500
Ireland	—	44,400	44,400
Total Virgin Media	544,700	2,475,200	3,019,900

Panama	1,581,400	161,800	1,743,200
Jamaica	911,200	19,300	930,500
Barbados	96,900	27,400	124,300
Bahamas	238,200	27,900	266,100
Other[41]	336,100	58,200	394,300
Total C&W	3,163,800	294,600	3,458,400

Organic Mobile Subscriber Variance	September 30, 2017 vs. June 30, 2017

Switzerland	—	12,500	12,500
Austria	—	8,500	8,500
Poland	—	(300)	(300)
Romania	—	—	—
Hungary	—	6,700	6,700
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	27,400	27,400

United Kingdom	(30,800)	10,700	(20,100)
Ireland	—	3,900	3,900
Total Virgin Media	(30,800)	14,600	(16,200)

Panama	(17,800)	(4,300)	(22,100)
Jamaica	(3,700)	300	(3,400)
Barbados	100	(1,400)	(1,300)
Bahamas	(17,400)	(1,700)	(19,100)
Other[41]	3,000	—	3,000
Total C&W	(35,800)	(7,100)	(42,900)

Footnotes

[1]
Revenue Generating Units (“RGUs”) is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[2]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network (defined below). Our Internet Subscribers exclude 40,700 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 86,500 subscribers who have requested and received this service.

[3]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[4]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[5]
Business-to-Business ("B2B") subscription revenue represents revenue from services to certain small office/home office ("SOHO") subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

[6]
Project Lightning premises includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

[7]
Fixed-line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[8]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[9]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and nine months ended September 30, 2016 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 in our rebased amounts for the three and nine months ended September 30, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three and nine months ended September 30, 2017, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 and 2017 in our rebased amounts for the three and nine months ended September 30, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three and nine months ended September 30, 2017, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of our Irish MMDS (as defined below) customer base from our rebased amounts for the three and nine months ended September 30, 2016 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and nine months ended September 30, 2017, and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and nine months ended September 30, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2017. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated November 1, 2017, Liberty Global Reports Q3 2017 Results. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue		OCF
	Three months ended September 30, 2016	Nine months ended September 30, 2016	Three months ended September 30, 2016	Nine months ended September 30, 2016
	in millions
Virgin Media
Acquisition	£9.1	£27.5	£(2.6)	£(7.9)
Dispositions	—	(2.0)	—	(1.2)
Foreign Currency	4.6	20.5	2.0	7.7
Total decrease	£13.7	£46.0	£(0.6)	£(1.4)

UPC Holding
Acquisition	€1.8	€6.3	€0.9	€3.4
Foreign Currency	(8.8)	7.1	(5.6)	4.4
Total increase	€(7.0)	€13.4	€(4.7)	€7.8

[10]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue (subscription revenue excludes interconnect, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. At Virgin Media, following a realignment of the allocation of certain discounts between our cable and mobile business, we have retrospectively reallocated an increased level of discount to our mobile business, which has the impact of increasing cable subscription revenue. The impact of this for the last 5 quarters is shown in the table below:

	Three months ended,
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
As previously reported:
Monthly ARPU per Customer Relationship	£49.69	£50.15	£49.99	£49.70	£—
U.K. Monthly ARPU per Customer Relationship	£49.88	£50.30	£50.21	£49.92	£—
As revised:
Monthly ARPU per Customer Relationship	£49.90	£50.37	£50.26	£49.99	£49.92
U.K. Monthly ARPU per Customer Relationship	£50.10	£50.54	£50.50	£50.22	£49.89

[11]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[12]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

[13]
Property and equipment additions (or in the case of Unitymedia and C&W, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[14]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[15]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[16]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks used in Switzerland (see note 39) we do not report homes passed for Switzerland’s partner networks. Effective October 1, 2016, we made a nonorganic adjustment to our homes passed and two-way homes passed in the U.K. to include 256,000 commercial premises that potentially could subscribe to our residential or SOHO services.

[17]
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Effective October 1, 2016, we made a nonorganic adjustment to our homes passed and two-way homes passed in the U.K. to include 256,000 commercial premises that potentially could subscribe to our residential or SOHO services.

[18]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 186,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[19]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

[20]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 31,300 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 122,900 subscribers who have requested and received this service.

[21]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period. At Virgin Media, following a realignment of the allocation of certain discounts between our cable and mobile business, we have retrospectively reallocated an increased level of discount to our mobile business, which has the impact of reducing mobile subscription revenue. The impact of this on monthly ARPU per Mobile Subscriber for the last 5 quarters is shown in the table below:

	Three months ended,
	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017
As previously reported:
Monthly ARPU per Mobile Subscriber excluding interconnect revenue	£11.65	£11.19	£10.50	£10.63	£—
Monthly ARPU per Mobile Subscriber including interconnect revenue	£13.20	£12.74	£11.96	£12.04	£—
As revised:
Monthly ARPU per Mobile Subscriber excluding interconnect revenue	£11.26	£10.77	£10.00	£10.11	£10.53
Monthly ARPU per Mobile Subscriber including interconnect revenue	£12.81	£12.31	£11.46	£11.51	£12.04

[22]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[23]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[24]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[25]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.

[26]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[27]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[28]	Broadband and telephony penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.

[29]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[30]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia, Hungary and Romania.

[31]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[32]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding's property and equipment additions in the period in which the equipment is transferred.

[33]
For purposes of calculating rebased growth rates on a comparable basis for the C&W borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three and nine months ended September 30, 2016 to (i) reflect the impacts of the alignment to Liberty Global’s accounting policies, (ii) include the pre-acquisition revenue and Adjusted Segment EBITDA of the Carve-out Entities for the three and nine months ended September 30, 2016 to the same extent that the revenue and Adjusted Segment EBITDA of the Carve-out Entities, as defined below, are included in our results for the three and nine months ended September 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2016 at the applicable average foreign currency exchange rates that were used to translate C&W's results for the three and nine months ended September 30, 2017. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three and nine months ended September 30, 2016 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three and nine months ended September 30, 2017. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of C&W had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for C&W:

	Revenue		Adjusted Segment EBITDA
	Three months ended September 30, 2016	Nine months ended September 30, 2016	Three months ended September 30, 2016	Nine months ended September 30, 2016
	in millions
C&W
Policy Differences	$—	$(1.2)	$—	$(16.2)
Carve-out Entities	6.6	16.4	2.1	3.6
Foreign Currency	(2.2)	(12.8)	(0.6)	(4.9)
Total	$4.4	$2.4	$1.5	$(17.5)

[34]
In connection with the acquisition of C&W by Liberty Global, and an acquisition made by C&W in 2015, certain entities (the Carve-out Entities) that hold licenses granted by the U.S. Federal Communications Commission (the FCC) were transferred to entities not controlled by our company or C&W. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of C&W and the acquisition made by C&W in 2015, contemplated that upon receipt of regulatory approval, C&W would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for C&W’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of

C&W acquired the Carve-out Entities for an aggregate purchase price of $86.2 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

[35]
Total Net Debt is equal to the nominal amount outstanding of C&W's consolidated third-party debt and finance lease obligations, less cash and cash equivalents. Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt and Proportionate Adjusted Segment EBITDA is equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.  Our internal decision makers believe Proportionate Net Debt and Proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of C&W’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of C&W's wholly-owned and non-wholly-owned operations on a basis that is consistent with C&W's debt structure, in that most of C&W's consolidated debt is not an obligation of C&W's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to C&W by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of C&W’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other GAAP measures of earnings. At September 30, 2017, the noncontrolling interests' share of C&W’s net third-party debt was $142 million. The noncontrolling interests’ share of C&W’s Adjusted Segment EBITDA was $50 million and $145 million during the three and nine months ended September 30, 2017, respectively.

[36]
Consolidated Net Leverage Ratio is defined in accordance with C&W's Credit Agreement dated May 26, 2017, taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months, reduced proportionately to reflect any noncontrolling interests in both indebtedness and EBITDA.

[37]	International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB), are referred to as IASB-IFRS.

[38]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[39]
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2017, Switzerland’s partner networks account for 139,300 Customer Relationships, 313,000 RGUs, 112,800 Enhanced Video Subscribers, 115,600 Internet Subscribers, and 84,600 Telephony Subscribers.

[40]
Through September 30, 2017, the aggregate inception-to-date property and equipment additions related to our Lightning Program in the U.K. (exclusive of the Republic of Ireland) are approximately £681 million. That spend includes an estimated £538 million that relates to the 857,000 premises that we have released during this period and £143 million that relates to premises under construction, including upfront spend on trunking from our core network to new neighborhoods, raw construction materials and planning costs related to future Lightning Program construction.  We estimate that the inception-to-date cost per released premises in the U.K. through September 30, 2017 is approximately £630, which excludes (1) incremental capital spend on our core network and customer premises equipment and (2) any future costs to add a new  Lightning Program premises that we have not connected due to a lack of wayleave approval and further construction required to release the premises (“wayleaved premises”).

In addition to wayleaved premises under our Lightning Program in the U.K., we have identified numerous wayleaved premises that have not been connected and therefore not counted in our legacy network homes passed. The costs to connect any wayleaved premises generally is significantly less than our Lightning Program inception-to-date cost per premises given the upfront network planning and construction of the trunk-line has already been completed for these premises.  Accordingly, the completion of construction and release of a wayleaved premises reduces our Lightning Program cost per premises, which will assist in keeping our capital spend in line.
During 2017, we have experienced increased construction costs related to premises built on new trunk lines under our Lightning Program. Our total construction costs are influenced by a number of factors including the mix of premises constructed and connected, distance off the network and complexity of construction due to population density in the build.  Overall, there can be no assurance that our new build costs will not increase further, however, we will only continue to extend our U.K. footprint through new construction to the extent we believe we can obtain attractive returns on our investments.  Further, we will continue to focus on adding the numerous wayleaved premises in our legacy network to our footprint to ensure our capital is deployed in the most efficient way.
We also have identified premises in our legacy network in the U.K. that were not properly reflected as connected premises in our database and have updated our homes disclosure accordingly. We do not include these premises in the statistics for our Lightning Program.

[41]
During September 2017, Hurricanes Irma and Maria caused significant damage to our operations in certain geographies within C&W, including the British Virgin Islands and Dominica, and to a lesser extent Turks & Caicos, the Bahamas, Anguilla, Antigua and other smaller markets, resulting in disruptions to our telecommunications services within these islands. With the exception of the Bahamas, all of these C&W markets are included in the “Other” category in the accompanying Subscriber table. The homes passed and subscriber counts for British Virgin Islands, Dominica, Anguilla and Turks & Caicos reflect the pre-hurricane homes passed and subscriber counts as of August 31, 2017 as we are still in the process of assessing the impacts of the hurricanes on our networks and subscriber counts in these markets. As of October 25, 2017, we estimate that we have not yet been able to restore services to the majority of our aggregate fixed-line customers in the British Virgin Islands, Dominica, Anguilla and Turks & Caicos. While mobile services have been largely restored in these markets, we are still in the process of completing the restoration of our mobile network infrastructure.

Additional General Notes:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of C&W are not included in our respective RGU and customer counts as of September 30, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including C&W, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.